UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Preliminary Proxy Statement
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☐  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to §240.14a-12

UNILIFE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE
Unilife Announces Internet Availability of Proxy Materials for its 2011
Annual Meeting of Stockholders
– – –
All stockholders asked to vote in order to ensure a quorum
is present at the annual meeting
York, PA (October 24, 2011) Unilife Corporation (“Unilife” or the “Company”) (NASDAQ: UNIS; ASX: UNS) today announced that the Company’s fiscal 2011 annual report to stockholders and its proxy materials for its 2011 annual meeting of stockholders are now available via the Internet under the U.S. Securities and Exchange Commission’s Notice and Access rules and may be viewed on Unilife’s Investor Relations website at http://ir.unilife.com/financials.cfm.
Under the U.S. Securities and Exchange Commission’s Notice and Access rules, companies may satisfy their proxy materials delivery requirements by delivering a “Notice of Internet Availability of Proxy Materials” to stockholders, providing Internet access to the proxy materials and annual report, and providing a printed set of these materials by mail to any stockholder who requests them.
By using this delivery procedure under the Notice and Access rules, Unilife believes the proxy distribution process will reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which stockholders can access these materials.
Proxies submitted by stockholders over the Internet or by telephone must be received by 12:00 p.m., U.S. Eastern Standard Time, on November 30, 2011 (4:00 P.M. Australian Eastern Daylight Time on Thursday, December 1, 2011). Stockholders can also vote in person at the Company’s annual meeting being held on December 1, 2011.
Unilife’s stockholders may obtain a hard copy of the 2011 annual report to stockholders and the 2011 proxy statement free of charge by following the instructions provided in the Notice of Internet Availability of Proxy Materials, which was mailed to Unilife’s stockholders last week. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by November 21, 2011. U.S. stockholders’ proxies must be received by the Company by 12:00 p.m. U.S. Eastern Standard Time on November 30th. Australian stockholders’ proxies must be received by the Company by 8:00 pm AEDT on November 28th.
The Company asks that stockholders in Australia with questions regarding the proxy or how to vote their shares please call 1800 614 482 or +61-2-8256 3389.
Unilife’s 2011 Annual Meeting of Stockholders will be held on Thursday, December 1, 2011, at 4:00 P.M., U.S. Eastern Standard Time (8:00 A.M. Australian Eastern Daylight Time on Friday, December 2, 2011), at the Intercontinental New York Barclay, 111 East 48th Street, New York, New York 10017.
It is important for all Unilife stockholders to vote, as the Company needs a quorum to be present at its 2011 annual meeting for the transaction of business to occur. One-third of the outstanding shares of Unilife’s common stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum. Votes for and against, abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary voting authority and has not received instructions as to
Unilife Corporation
250 Cross Farm Lane, York, PA 17406     T + 1 717 384 3400     F + 717 384 3401     E info@unilife.com     W www.unilife.com

how to vote on a particular proposal) will each be counted as present and entitled to vote for the purposes of determining whether a quorum is present.
About Unilife Corporation
Unilife Corporation (NASDAQ:UNIS / ASX: UNS) is a U.S.-based developer, manufacturer and supplier of advanced drug delivery systems with state-of-the-art facilities in Pennsylvania. Established in 2002, Unilife works with pharmaceutical and biotechnology companies seeking innovative devices for use with their parenteral drugs and vaccines. Unilife has developed a broad, differentiated proprietary portfolio of its own injectable drug delivery products, including the Unifill® and Unitract® product lines of safety syringes with automatic, operator controlled needle retraction. Unifill represents the world’s first prefilled syringe technology integrating safety within the primary drug container. The products are ideally positioned to help pharmaceutical companies maximize the lifecycle of their injectable drugs and enhance patient care. Unifill syringes, together with other devices that are part of the Unilife technology platform, can either be supplied to pharmaceutical customers ready for use, or customized to address the specific requirements of targeted novel drugs. For more information on Unilife, please visit www.unilife.com.
Forward-Looking Statements
This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.
General: UNIS-G

Investor Contacts (US):		Investor Contacts (Australia)
Todd Fromer / Garth Russell	Stuart Fine	Jeff Carter
KCSA Strategic Communications	Carpe DM Inc	Unilife Corporation
P: + 1 212-682-6300	P: + 1 908 469 1788	P: + 61 2 8346 6500